Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Registration Statement on Form N-14 (the "Registration Statement") of the Putnam Global Growth Fund of our report dated November 7, 2001 relating to the financial statements and financial highlights included in the September 30, 2001 Annual Report to the Shareholders of the Putnam Global Growth & Income Fund, which financial statements and financial highlights are incorporated by reference into such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants and Financial Statements" appearing in the Statement of Additional of Information.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
May 3, 2002